                                                                    EXHIBIT 10.2

                                          June 26, 1995

Mr. Rick H. Faulk
11 Fairway Drive
Andover, MA 01810

Dear Rick:

     PictureTel Corporation is pleased to offer you an opportunity to join our Company as the Vice President, Marketing reporting to me.

     The compensation in the offered position will contain two elements: an annual base salary and an annual bonus opportunity under PictureTel's Management Incentive Plan. The base salary for the position will be paid at the semi-monthly rate of $5,833.33 (this the equivalent of $140,000. annually based on 24 pay periods in the year). At the level of the offered position a full performance review is scheduled in the quarter immediately following the close of the fiscal year.

     The payment of a bonus under the Management Incentive Plan is predicated on the Company's achievement of the annual revenue and profitability objectives established at the start of the fiscal year and your performance in meeting your Individual Goals for the year. The bonus opportunity will be 0% -- 40% of base salary (pro-rata for service in 1995), for full performance but may range up to 80% of base salary (pro-rata for service in 1995) for performance in excess of the plan. The bonus, if any, is determined and paid in the first quarter following the close of the fiscal year.

     The Company will pay you a sign-on bonus in the amount of $10,000. This sign-on bonus will be payable within thirty (30) days of your employment start date.

     In addition, we will recommend to the Compensation Committee of the Board of Directors your participation in PictureTel's Equity Incentive Plan. The option recommendation presented will be for 35,000 shares. These shares will vest over a four year period, with the first twenty-five (25) percent of the aggregate number of shares vesting one (1) year following the date the option grant was approved and six and one quarter (6.25) percent of the aggregate number of shares vesting each quarter thereafter. The option price will be determined by the Compensation Committee on the day your option grant is approved and will be no less than the closing price as quoted on the National Market System of NASDAQ on that date. Vesting is conditional on your continued full-time employment with the company. Certain other restrictions may apply to your option grant as set forth in the Equity Incentive Plan.

     If you are involuntarily terminated by the Company for any reason other than for cause, you would be entitled to receive a continuation of your then current base salary for a period of six (6) months. If at the end of the six (6) months you are still unemployed, the Company will consider extending the continuation of your base salary month to month for a maximum of six (6) months. You will be responsible for providing monthly verification of your employment status in order to be eligible for the added salary continuation. For purposes of this letter, cause shall be defined as and be limited to conviction of a felony or willful misconduct or gross negligence in the performance of duties which result in material harm to PictureTel.

     As an employee of PictureTel you will be entitled to participate in our medical insurance benefit programs. We offer two options: (1) a competitive medical and dental plan through John Hancock Insurance, or (2) membership in the Harvard Community Health Plan, a Health Maintenance Organization. You will be responsible for a portion of the premium cost, with payment arranged through payroll deductions. A Section 125 reimbursement plan to help with daycare and unreimbursed medical expenses is available at your election, also through payroll deductions.

     In addition, PictureTel provides long-term disability, accidental death and dismemberment, and life insurance coverage (life benefit equal to two (2) times your annual salary). The premiums for the disability and life insurance are paid one hundred (100) percent by PictureTel.

     Finally, we offer a 401(k) Retirement Plan and a Tuition Reimbursement Program. You will be entitled to paid vacation, holiday and sick days in accordance with PictureTel Policy.

     This offer is contingent on your providing proof of eligibility for employment. On your first day of employment, please bring with you either: (a) a valid U.S. Passport, or (b) a birth certificate and a driver's license, or (c) an original Social Security card and a driver's license. Orientation is normally scheduled for 8:30 a.m. on Mondays.

     Please indicate your acceptance of this offer and your anticipated start date by completing and signing the enclosed copy of this letter, the PictureTel Application for Employment, and the Proprietary Information Agreement. Return all documents to Larry Bornstein as soon as practical.

     If you have any questions regarding this offer, please do not hesitate to call Larry or me. We look forward to your joining and being an important member of our team.

                                       Sincerely,

                                                /s/  NORMAN GAUT
                                       ---------------------------------------
                                                     Norman Gaut
                                       President, Chief Executive Officer, and
                                                  Chairman of the Board


ACCEPTED:   /s/  RICK H. FAULK         Date:
         ---------------------------        ----------------------------------


SS#: ___________________________  Anticipated Start Date: ____________________